SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 13,  2010
Date of Report
(Date of Earliest Event Reported)

GREENMARK ACQUISITION CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-53259	20-5572576
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

300 Centerville Road
Suite 100E
Warwick, Rhode Island 02886
(Address of Principal Executive Offices)

1504 R Street, N.W.
Washington, D.C. 20009
(Former Address of Principal Executive Offices)

401/739-3300
(Registrant’s Telephone Number)

ITEM 3.02	Unregistered Sales of Equity Securities

On December 11, 2010, the Registrant issued 4,000,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933.

On December 13, 2010 the Registrant issued 200,000,000 shares of its common stock pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 5.01	Changes in Control of Registrant

On December 13, 2010, the following events occurred which resulted in a change of control of the Registrant:

1)  The Registrant issued 200,000,000 shares of common stock to the following shareholders in the following amounts representing 97.5% of the total outstanding 205,000,000 shares of common stock:

Dale P. Euga	188,000,000
Arthur M. Read, II	12,000,000

3.   New officers and directors were appointed and elected and the prior officer and director resigned.

The disclosure required by Item 5.01(a)(8) of Form 8-K was previously filed with the Securities and Exchange Commission on Form 10-12G on October 2, 2008 as updated by the Annual Reports on Form 10-K filed on March 31, 2009 and April 15, 2010, and supplemented by the information contained in this report.

The Registrant intends to negotiate to enter an agreement for the acquisition and control of Powerdyne Inc.,  an independent primary power provider which manufactures, installs, owns and operates a self contained generator that uses a modified radial air cooled engine as the prime mover.  The Powerdyne Unit runs on natural gas or propane, is clean burning, produces low emissions, efficient, can run in extreme cold or high altitude and is compact and light weight.

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors

On December 13, 2010, James M. Cassidy resigned as the Registrant's president, secretary and sole director.

On December 13,  2010, the following persons were elected to the Board of Directors of the Registrant:

Dale P. Euga
Arthur M. Read, II

On December 13, 2010, the following persons were appointed to the following offices of the Registrant:

Dale P. Euga	Chief Executive Officer, President
Arthur M. Read, II	Vice President, Secretary and General Counsel

Dale P. Euga,. 63, serves as the chief executive officer, president and a director of the Registrant.  From 1967 to 1971, Mr. Euga served in the United States Army completing his service as commander of a Special Forces A-Team and retiring with  with a distinguished and honorable record.  Mr. Euga graduated in 1976 from The Boston Architectural College with a degree in Architecture. From 1976 through 1988, Dale taught a design studio at the Boston Architectural College.  He became a Registered Architect in 1980 and was further NCARB Certified in 1985 while owning and managing a very successful architectural firm in Boston.  In 1988 Mr. Euga formed ComVest International Inc., which was responsible for the Organization and Financial Management for International Projects such as the overview of the construction of Mersa-Matruh Power and Desalination plant for the Government of Egypt. Mr. Euga also directly arranged acquisition and construction financing and oversaw the construction of industrial, manufacturing and resort facilities in Panama, Netherlands, Belize, Bermuda and Spain, in addition to Dale worked as the coordinator and overseer for the lenders.  In 1996 in concert with ComVest International Inc. Mr. Euga founded and managed Suburban Mortgage Company and built the company into 60 brokers, 12 processors, and 18 insurance agents plus a quality control team, and administrative staff. This complete full spectrum financial service company with 92 employees was acquired by Directors Mortgage Company (CA) in 2002. From 2002 to present Mr. Euga has been focused on the organization and development of Powerdyne, Inc. specializing on the company's primary design and technological development of the engine and support systems and development and testing of fuel systems in support of the application to power generation.  He has been involved with the company organization and facilities procurement including client development, development of key staff, and continuing research and development of engine and electrical components.   Mr. Euga remains very active with the Special Forces Association in Rhode Island and Massachusetts.

Arthur M. Read, II, Esq., 64, serves as vice president, secretary, general counsel and as a director of the Registrant.   Mr. Read received his Bachelor of Arts degree from Bethany College in 1968, and his Masters of Arts from University of Rhode Island in 1971 and his Juris Doctor from  Boston University in 1972. From1972-2001, Mr. Read started as an Associate, then stockholder and Vice-President of Gorham & Gorham, an established Rhode Island law firm, at which he was engaged in the general practice of law with an emphasis on litigation, family law and divorce litigation, extensive appellate practice, commercial and business matters, municipal law (including representation of municipalities and school committees, municipal boards and agencies), negligence, estate planning and administration.  From 1974-75, Mr. Read was appointed by the Hon. Richard J. Israel (Ret.) (then Attorney General and, later, Associate Justice of the Superior Court) as a Special Assistant Attorney General.  In 2001, Mr. Read II Esq. formed his own law practice.  Mr. Read is admitted to Rhode Island Supreme Court; United States District Court, District of Rhode Island; United States Supreme Court; United States Tax Court; and United States Court of Appeals, Mr. Read is a member of the Rhode Island Bar Association, Rhode Island Trial Lawyers’ Association, and American Trial Lawyers’ Association.

ITEM 5.03	Amendments to Articles of Incorporation

On December 11, 2010, the shareholders of the Corporation and the Board of Directors unanimously approved to increase the authorized number of shares of common stock of the Corporation from 100,000,000 shares to 300,000,000 shares effected and filed with the State of Delaware on December 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

GREENMARK ACQUISITION CORPORATION
Date: December 13, 2010

James M. Cassidy

President